Exhibit 8.1

[Letterhead of Stevens & Lee, P.C.]

[                  ], 2014

Board of Directors

Eclair Holdings Company

c/o MTR Gaming Group, Inc.

State Route 2 South, P.O. Box 356

Chester, West Virginia 26034

Re:                             Merger of MTR Gaming Group, Inc.

Gentlemen:

We have been requested to provide this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed mergers (the “Mergers”) pursuant to which (1) Ridgeline Acquisition Corp., a Delaware corporation (“Merger Sub A”), will merge with and into MTR Gaming Group, Inc, a Delaware corporation (“MTR”), with MTR surviving the Merger (the “MTR Merger”), and (2) Eclair Acquisition Company, LLC, a Nevada limited liability company (“Merger Sub B”) will merge with and into Eldorado Holdco, LLC, a Nevada limited liability company (the “Company”), with the Company surviving the Merger (the “Company Merger”), all pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013 as amended November 18, 2013 and February 13, 2014, among MTR, the Company, Eclair Holdings Company, a Nevada corporation (“Parent”), Merger Sub A, Merger Sub B, and Thomas Reeg, Robert Jones and Gary Carano as Member Representative (as it may be further amended from time to time, the “Merger Agreement”).  The Mergers are further described in and will be in accordance with the Form S-4 Registration Statement filed by Parent (the “S-4 Registration Statement”), and related exhibits thereto.  This opinion is being provided solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger.

We have acted as counsel to MTR in connection with the Mergers.  As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):  (1) the S-4 Registration Statement; (2) the Merger Agreement; (3) the representations made in the representation letters from MTR and the Company dated the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”); and (4) such other instruments and documents related to MTR, the Company, and  their affiliated companies as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that: (1) original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (2) any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true; and (3) the Mergers will be consummated pursuant to the Merger Agreement and will be effective under the laws of the State of Delaware (for the MTR Merger) and the State of Nevada (for the Company Merger).

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Mergers are consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law, the statements made regarding U.S. federal income tax consequences set forth in the S-4 Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the MTR Merger,” insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

Our opinion set forth above is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (“Service”) and existing court decisions, any of which could be changed at any time.  Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Mergers.  In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction.  If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

As stated above, this opinion is being delivered to the Board of Directors of Parent solely for the purpose of being included as an exhibit to the S-4 Registration Statement.  We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears.  In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

STEVENS & LEE, P.C.